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                                                                    EXHIBIT 99.7

Friday February 16, 5:15 pm Eastern Time

Press Release

APW Ltd. Acquires Mayville Metal Products

WAUKESHA, Wis.--(BUSINESS WIRE)--Feb. 16, 2001--APW Ltd. (NYSE: APW - news), the leading global Technically Enabled Manufacturing Services "TEMS" company, announced the completion of the acquisition of Mayville Metal Products, effective February 16, 2001. Total consideration under the asset purchase agreement, as amended, consisted of $225 million in cash, 1.509 million shares of APW Ltd. common stock, subject to adjustment of up to 0.755 million shares, upward or downward, depending upon Mayville's actual 2001 calendar year revenue performance, and the assumption of certain liabilities.

Mayville is a leader in the design, manufacture and integration of large outdoor enclosures for the telecom industry, providing products and services to leading telecom and semi-conductor companies, including Alcatel, Lucent, Nortel and Applied Materials.

APW expects the major synergies from this transaction to result in higher sales growth, enhanced engineering expertise and stronger global relationships with its key customers. This acquisition represents another significant building block in the pursuit of APW's overall growth strategy. APW believes this acquisition will solidify its position as the clear leader in outdoor enclosures, combining Mayville's leadership position in North America with APW's existing capabilities in Europe and South America and its leading thermal management systems business.

About APW Ltd.

APW Ltd. is a Technically Enabled Manufacturing Services "TEMS" company that designs and manufactures large, complex infrastructure products for OEM's in the communications, large enterprise hardware and Internet markets. APW Ltd. has particular skills in the areas of manufacturing enclosures, thermal management, power supplies and backplanes; as well as core competencies in product and system design, integration and supply chain management. APW Ltd. operates in over 50 locations throughout North America, South America, Europe and Asia.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. APW Ltd.'s results are also subject to general economic conditions, market conditions in the computer, semiconductor, telecommunications, and electronic industries in North America, South America, Europe and, to a lesser extent, Asia, continued market acceptance of APW's existing products and new product introductions, the successful integration of recent acquisitions, competitive product and pricing pressures, foreign currency risk, interest rate risk, and APW's ability to access capital markets. See our Form 10 and Form S-3 for further information on risk factors.